As filed with the Securities and Exchange Commission on September 12, 2017

Registration No. 333-204034

Registration No. 333-139410

Registration No. 333-107557

Registration No. 333-81614

Registration No. 333-89871

Registration No. 333-19017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-204034

FORM S-8 REGISTRATION STATEMENT NO. 333-139410

FORM S-8 REGISTRATION STATEMENT NO. 333-89871

FORM S-8 REGISTRATION STATEMENT NO. 333-19017

POST-EFFECTIVE AMENDMENT NO. 2 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-107557

FORM S-8 REGISTRATION STATEMENT NO. 333-81614

Under

The Securities Act of 1933

VCA INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

95-4097995

(I.R.S. Employer Identification No.)

12401 West Olympic Boulevard

Los Angeles, California 90064-1022

(310) 571-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

VCA Inc. 2015 Equity Incentive Plan

VCA Antech, Inc. 2006 Equity Incentive Plan

2001 Stock Incentive Plan, as amended

Robert L. Antin

Chief Executive Officer and President

VCA Inc.

12401 West Olympic Boulevard

Los Angeles, California 90064-1022

(310) 571-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Frank Reddick

Akin Gump Strauss Hauer & Feld LLP

1999 Avenue of the Stars

Suite 600

Los Angeles, CA 90067-6022

(310) 728-3204

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of VCA Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-204034, originally filed with the SEC on May 8, 2015, registering 3,500,000 shares of Common Stock, par value $0.001 per share, of the Company (“Common Stock”) under the VCA Inc. 2015 Equity Incentive Plan;

•	Registration Statement No. 333-139410, originally filed with the SEC on December 15, 2006, registering 11,791,314 shares of Common Stock under the VCA Antech, Inc. 2006 Equity Incentive Plan;

•	Registration Statement No. 333-107557, originally filed with the SEC on August 1, 2003, registering 1,500,000 shares of Common Stock under the 2001 Stock Incentive Plan, as amended;

•	Registration Statement No. 333-81614, originally filed with the SEC on January 29, 2002, registering 2,631,800 shares of Common Stock under the Amended and Restated 1996 Stock Incentive Plan and the 2001 Stock Incentive Plan;

•	Registration Statement No. 333-89871, originally filed with the SEC on October 28, 1999, registering 1,000,000 shares of Common Stock under the Veterinary Centers of America, Inc. 1996 Stock Incentive Plan; and

•	Registration Statement No. 333-19017, originally filed with the SEC on December 31, 1996, registering 1,750,000 shares of Common Stock under the Veterinary Centers of America, Inc. 1996 Stock Incentive Plan and the Veterinary Centers of America, Inc. 1996 Employee Stock Purchase Plan.

On September 12, 2017, pursuant to an Agreement and Plan of Merger, dated January 7, 2017, by and among the Company, MMI Holdings, Inc. a Delaware corporation (“Acquiror”), Venice Merger Sub Inc., a Delaware corporation (“Merger Sub”) and, solely for the purposes of Section 9.15 thereof, Mars, Incorporated, a Delaware corporation, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror. In connection with the Merger, as of the date hereof, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

As a result of the completion of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all of such securities registered but unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 12, 2017.

VCA INC.

By:	/s/ Robert L. Antin
Name:	Robert L. Antin
Title:	Chief Executive Officer

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.